CODE OF ETHICS AND

POLICIES GOVERNING PERSONAL SECURITIES TRANSACTIONS

September 2018

I. INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of its clients, the investors in the Private Funds managed by the Adviser. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of the clients come first. We have a fiduciary duty to the clients to act solely for the benefit of the clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted the code of ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the clients.

Adherence to the code of ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer, who is charged with the administration of the code of ethics.

II. DEFINITIONS

Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable private pooled investment vehicle or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

Personal Account means any account that may hold a Reportable Security.

(i)	In which a Covered Person has any Beneficial Ownership; or

(ii)	That is maintained by or for:

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A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;

●	Any other immediate family members (e.g., siblings, parents and in- laws) who live in the Covered Person’s household;

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Any person (i) who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college, or (ii) for whom the Covered Person provides discretionary advisory services; and

Reportable Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term also includes:

●	options on securities, on indexes and on currencies;

●	futures contracts;

●	interests in limited partnerships (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

●	shares of foreign unit trusts and foreign mutual funds;

●	shares of closed-end investment companies;

●

shares of and/or interests in private investment funds, hedge funds, fund of funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act (“Private Fund Securities”);

●	shares in “exchange traded funds” (“ETF”), whether organized as open-end mutual funds or unit investment trusts that are invested exclusively in one or more open-end funds;

●	shares of open-end mutual funds that are advised or sub-advised by the Adviser or its affiliates (“Affiliated Funds”); and

●	shares issued by unit investment trusts that are invested exclusively in one or more Affiliated Funds.

but specifically does not include:

●	direct obligations of the U.S. government;

●	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

●	shares issued by money market funds (domiciled inside or outside the United States);

●	shares of open-end mutual funds that are not Affiliated Funds; and

●	shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Affiliated Funds.

Restricted Security means any security or share of a private pooled investment vehicle or any publicly traded ticker associated with any private pooled investment vehicle that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client. All Restricted Securities are Reportable Securities.

Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

III. APPLICABILITY OF CODE OF ETHICS

Unless otherwise specified, the code of ethics applies to all Covered Persons and Personal Accounts.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

 A.     General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in the code of ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

 B.     Preclearance of Transactions in Personal Account. A Supervised Person must obtain the prior written approval of the Chief Compliance Officer before engaging in any transaction related to or acquiring any direct or indirect Beneficial Ownership in:

1.	a Private Fund Security; or

2.	a Restricted Security; or

3.	any securities in any initial public offering

The Chief Compliance Officer may approve the transaction if the Chief Compliance Officer concludes that the transaction would comply with the provisions of the code of ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Chief Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A.

Any approval given under this paragraph 2 will remain in effect for 1 month.

Pre-clearance is not required with respect to transactions in accounts over which an Access Person has no direct or indirect influence or control, including accounts managed by investment advisers on a discretionary basis.

C.       Service on Boards of Directors; Other Business Activities. An Access Person may not serve as a director on the board or a member of a credit committee of any company in the securities industry unless the Access Person has received written approval from the Chief Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report and annual holdings report, the Covered Person will submit to the Chief Compliance Officer a description of any business activities in which the Covered Person has a significant role.

V. EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the code of ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV:

A.      Purchases or sales that are non-volitional such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

B.      Purchases or sales pursuant to an Automatic Investment Plan;

C.      Transactions in securities that are not Reportable Securities; and

D.      Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party)

VI.	REPORTING

A.   Duplicate Copies of Account Statements to Adviser.

All Access Persons must make available to the Chief Compliance Officer, either by hard copy or through internet access the Access Person’s quarterly brokerage or other account statements. All Access Persons must submit to the Chief Compliance Officer a report of their Reportable Securities transactions no later than 45 days after the end of each calendar quarter, in any quarter in which they have a transaction in a Reportable Security.

B.   Disclosure of Reportable Securities Holdings.

Initial: All Access Persons must, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Chief Compliance Officer listing all of the Reportable Securities in which the Access Person has any beneficial ownership, (including title, and value of each Reportable Security in which the Access Person has any beneficial ownership).

Annual: All Access Persons must submit to the Chief Compliance Officer an annual holdings report of all Reportable Securities at least once during each 12 month period after submitting the initial holdings reports.

Holding reports must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior.

C.   Exceptions to Reporting Requirements.

An Access Person need not submit any report with respect to Reportable Securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan. Prior to relying on the reporting exception for a non-control account, the Covered Person should obtain the approval of the Chief Compliance Officer that the account qualifies as a non-control account.

D.   Covered Persons must report immediately any suspected violations to the Chief Compliance Officer.

E.    Violations of the Code of Ethics.

Supervised Persons must report any suspected or actual violations of the code of ethics promptly to the Chief Compliance Officer. The Chief Compliance Officer will keep records of any violation of the code of ethics and of any action taken as a result. [Rule 204A-1(a)(4)]

F.     Transactions Subject to Review.

All transactions involving Reportable Securities may be reviewed against holdings reports, statements and pre-clearance forms.

VII.     RECORDKEEPING

The Chief Compliance Officer will keep in an easily accessible place for at least five (5) years copies of the code of ethics, all Broker’s statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of the code of ethics. The Chief Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years.

All periodic statements related to reportable securities of Access Persons may be kept electronically in a computer database.

VIII.    OVERSIGHT OF CODE OF ETHICS

A.     Acknowledgment. The Chief Compliance Officer will annually distribute a copy of the code of ethics to all Covered Persons. The Chief Compliance Officer will also distribute promptly all amendments to the code of ethics. All Covered Persons are required annually to sign and acknowledge their receipt of the code of ethics.

B.     Review of Transactions. Each Access Person’s transactions in his/her Personal Account will be reviewed on a regular basis. Any Access Person transactions that are believed to be a violation of the code of ethics will be reported promptly to the management of the Adviser. A managing member of the Adviser will review the Chief Compliance Officer’s transactions in restricted securities and in non- managed brokerage accounts and preclearance requests.

C.      Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of the code of ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

D.     Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of the code of ethics if the Chief Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

E.     ADV Disclosure. The Chief Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the code of ethics and (2) offers to provide a copy of the code of ethics to any client or prospective client upon request.

IX.     CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to the code of ethics will be treated as confidential to the extent permitted by law.

APPENDIX H

ATTACHMENT A

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

September 2018

Access Persons must complete this Preclearance Form prior to engaging in any restricted securities transaction (unless excepted by the code of ethics).

Investment Information

Private pooled investment vehicle name:

or IPO Name

or Ticker related to a private pooled investment vehicle:

Subscription amount or estimated value of trade

Redemption Amount

Effective date or estimated trade date

OTHER:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 1 month from the time of the Chief Compliance Officer’s signature.

Employee Name (please print)

Employee Signature Date

Disposition of Preclearance Request

Approved Denied

Chief Compliance Officer Date

APPENDIX H

ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT AND

REPORT ON OUTSIDE BUSINESS ACTIVITIES

September 2018

Pursuant to the code of ethics, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the code of ethics, but generally defined as all hedge fund holdings) in which you have a direct or indirect Beneficial Ownership (as defined in the code of ethics).

Complete the form below and return it to the Chief Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted. If you have no holdings to report, write “NONE” in the table below.

Date	Private Fund Name or Ticker associated with a Private Fund	Value

Please describe any outside business activities in which you have a significant role, including all company board of director seats or offices that you hold:

I certify that the names of any brokerage firms or banks where I have an account in which any reportable securities are held are disclosed above, except for the following:

I certify that during the reporting period of this report I have not traded in any IPOs other than those for which I sought, and was granted pre-approval.

Signed:

Print Name:

Date:

APPENDIX H1

GIFTS AND BUSINESS ENTERTAINMENT POLICY

July, 2014

I.	GIFTS AND BUSINESS ENTERTAINMENT POLICY

Covered Persons are prohibited from giving or accepting any gift greater than $500 in value from any person or company that does business with the Adviser or a Private Fund managed by the Adviser, unless they are approved by the Chief Compliance Officer:

A.	Gifts

General : No Covered Persons may give, offer or receive any gift other than items of more than a de minimus value, cash/cash equivalent, service, transportation, entertainment or other item with an estimated value greater than $500 to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser without the approval of the Chief Compliance Officer.

Solicited Gifts: No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Supervised Person refers business, or any other entity with which the Adviser or a Private Fund managed by the Adviser does business.

B.	Business Entertainment

Extravagant Entertainment: No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser. Entertainment is considered a Gift with respect to the activities of Registered Representatives. Extravagant Entertainment shall be defined as entertainment that has an estimated cost or value in excess of $500.

C.	Reporting

Gifts: Each Covered Person must report the receipt of any gifts, including entertainment, tickets, services, transportation, etc. in excess of $500 in value. Such reports should be filed contemporaneously with the receipt of any such gift, but must be reported at least annually.

Business Entertainment: Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Chief Compliance Officer.

II. RECORDKEEPING

The Chief Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

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APPENDIX H1

ATTACHMENT A

GIFT REPORT

July 2014

All Covered Persons must report all gifts or business entertainment events in excess of the de minimis value ($500). For Registered Representatives: (A) disclose any gifts or business entertainment with clients/investors or prospective clients/investors of any registered products of the Adviser in excess of $100 or (B) I hereby certify that no such gifts in violation of this policy were given. This report should be filed contemporaneously with the receipt of any such gift, but must be reported at least annually. Kindly return this completed form to the Chief Compliance Officer. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value noting such. Alternatively, gifts may be reported via a memo to the Chief Compliance Officer, or via standard expense reports noting such expenditures clearly. If you have no gifts or entertainment to report, write “NONE” in the table below.

Period of Report: From to

Date	Description of Gift or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL RELEVANT GIFTS THAT I HAVE RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Signature:

Name:

Date:

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APPENDIX H2

POLICIES AND PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD PARTY SOLICITORS

July 2013

I. STATEMENT OF POLICY

To the extent the Adviser provides or seeks to provide investment advisory services to a government entity, the Adviser will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity1 are not made with the purpose of influencing the award of an Advisory Contract or the decision to invest in a fund managed by the Adviser. In this regard, the Adviser has adopted policies and procedures in connection with political contributions made by the Adviser and certain persons associated with the Adviser to officials of government entities to which the Adviser provides or seeks to provide advisory services.

In this regard, the Adviser has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).2 The Rule, with certain exceptions, prohibits the Adviser from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Adviser or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Adviser is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Adviser is providing or seeking to provide advisory services to a government entity; and

(iii)  making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Adviser unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Adviser.

The Rule applies only to the extent that the Adviser provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

II. PROCEDURES

1 The Adviser will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

2 The Adviser may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

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These procedures seek to ensure that neither the Adviser nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Adviser has adopted herein on or after March 14, 2011. In addition, these procedures prohibit the Adviser from paying or entering into an agreement to pay a third party on or after a date to be specified by the SEC to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A. Political Contributions

1.       (a) Preclearance of Political Contributions: The Adviser and each covered associate must obtain the prior written approval of the Chief Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”).

          (b) Certain De Minimis Contributions: As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Chief Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser.

Notwithstanding the foregoing, the Chief Compliance Officer will not approve any contribution that would result in serious adverse consequences to the Adviser under the Rule.

2.     Preclearance of Coordination and Solicitation of Contributions and Payments: The Adviser and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to coordinating or soliciting any person or political action committee to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Adviser and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

3.     Preclearance of Contributions to Political Action Committees and State and Local Political Parties: The Adviser and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to making any contribution to a political action committee or a state or local political party. The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity. In the event the Chief Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Chief Compliance Officer will make a determination as to whether to permit the Adviser or the covered associate to make a contribution to such political action committee or political party. As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is less than $350 or $150, as applicable.

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4.     Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Adviser, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Adviser) or six months (if the person will not solicit clients for the Adviser), but not prior to March 14, 2011. To the extent the Adviser is aware that the person has made a contribution or payment in violation of these procedures, the Adviser will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

5.      Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after the Adviser or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the Chief Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. The Adviser’s reliance on this exception for returned contributions is limited to no more than three times per a 12-month period and no more than once for each covered associate, regardless of the time period.

6.      Indirect Violations: Neither the Adviser nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

7.      Reporting of Political Contributions and Payments: In the event that the Adviser or a covered associate makes a direct or indirect contribution or payment to an official of a government entity, a Candidate, a political action committee or a political party of a state or political subdivision thereof or a political action committee, the Adviser or such Covered Associate, as applicable must submit a written report to the Chief Compliance Officer as soon as possible, and in no event later than 30 days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the identity, name and title of the recipient thereof.

8.      Recordkeeping: The Chief Compliance Officer will annually review any and all political contribution disclosures against any government entities to which the Adviser or any of its covered associates provides or seeks to provide investment advisory services, or which are investors or are solicited to invest Covered Associates will submit an annual reporting of any political contributions.

B.      Payments to Third Parties to Solicit Advisory Business from Government Entities

1.      Review and Approval of Third Party Solicitation Agreements: The Chief Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to the Adviser entering into such agreement or arrangement.

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2.      Required Disclosure by Regulated Persons: Prior to the Adviser providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to the Adviser engaging such third party, a written representation regarding its status as a regulated person. In addition, the Chief Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

3.      Ongoing Review of Regulated Person Status: In the event the Adviser provides or agrees to provide payment to a third party to solicit advisory business from a government entity, the Adviser will require such third party to provide the Adviser with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Adviser deems satisfactory to verify such third party’s status as a regulated person as of such date.

  4.     Recordkeeping: The Adviser will keep a list of the name and business address of each regulated person to whom the Adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

C.	Sub-Advisory Arrangements

1.          Serving as Sub adviser: In the event the Adviser enters into an agreement or other arrangement with a third party whereby the Adviser will serve as a sub adviser to an account or a covered investment pool managed by such third party, the Chief Compliance Officer will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the Chief Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the Chief Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of the Adviser prior to admitting a government entity as an investor in a covered investment pool to which the Adviser is providing sub advisory services.

2.          Hiring of Sub adviser: In the event the Adviser hires a third party to serve as a sub adviser to an account or a covered investment pool in which a government entity invests, the Chief Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the Chief Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III. DEFINITIONS

Contributions means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Covered associates means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Adviser or by any person described in (i) or (ii) above. An “executive officer” of the Adviser means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Adviser who performs a policy-making function or any other person who performs similar policy-making functions for the Adviser.

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Covered Investment Pool means (i) an investment company registered under the Investment Company Act that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

Government entity means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Official means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

Payments means gifts, subscriptions, loans, advances or deposits of money or anything of value.

Regulated Person means

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services, or

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

Solicit means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

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APPENDIX H2

ATTACHMENT A

POLITICAL CONTRIBUTION PRECLEARANCE FORM

July 2013

This form must be completed by a covered associate of the Adviser and by his or her spouse and submitted to the Chief Compliance Officer for approval prior to the Adviser or such person (A) making a contribution to (i) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office, (ii) a political action committee (a “PAC”), or (iii) a state or local political party, or (B) coordinating or soliciting any person or PAC to make (i) a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office, or (ii) a payment to a state or local political party.

I. POLITICAL CONTRIBUTIONS

Instruction: To be completed if you are seeking approval to make a political contribution

A. Name of the recipient of the contribution (if the recipient is an individual, also provide the title of and office held or sought by such individual):

B. If the recipient of the contribution is a PAC or a state or local political party, provide the name and title of and the office held by each official for whom the PAC or the political party solicits funds, if applicable:

C. Amount of the contribution:

D. Indicate whether you are entitled to vote for the recipient of the contribution (or, if the recipient is a PAC or a state or local political party, the official(s) for whom the PAC or political party solicits funds, if applicable) [Y/N]:

II. COORDINATION AND SOLICITATION ACTIVITIES

[Instruction: To be completed if you are seeking approval to engage in coordination or solicitation activities]

A. Name of the recipient of the contribution or payment (if the recipient is an individual, also provide the title of and office held by such individual):

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B. Description of coordination and/or solicitation activities:

C. If you are seeking the Chief Compliance Officer’s approval in order to consent to the use of your name on any fundraising literature for any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office, or in order to sponsor a meeting or conference which features any such person, provide the name and title of and office held by such person:

Name of Person Seeking Preclearance

Position Held by Person Seeking Preclearance

Date

Instruction: To be completed by the Chief Compliance Officer

Request for Approval is Hereby Granted Denied

Signature of Chief Compliance Officer

Date

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APPENDIX H2 ATTACHMENT B

ANNUAL REPORTING OF POLITICAL CONTRIBUTIONS

FOR COVERED ASSOCIATES

July 2011

This report must be submitted by all Covered Associates annually.

“Covered Associates” means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Adviser or by any person described in (i) or (ii) above.

Covered Associates must submit an annual reporting of any political contributions, including all direct or indirect contributions or payments made by the Adviser or any of its covered associates to an official of a government entity, a political party of a state or political subdivision thereof, or a political action committee (PAC). If you have no contributions to report, write “NONE” in the table below.

Recipient of Contribution	Date of Contribution	Amount of Contribution

Signature:

Name: Date:

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APPENDIX H3

WHISTLEBLOWER POLICY AND PROCEDURES

September 2018

I. STATEMENT OF POLICY

The Adviser strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. Each employee who believes that a possible securities law violation in connection with the Adviser’s business or operations (referred to herein as “Misconduct”) has occurred, is ongoing or is about to occur, is encouraged to immediately report the possible Misconduct in accordance with these procedures. The Adviser has established the following procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports. In addition, an employee may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to the Adviser.

II. PROCEDURES

Making a Report

Any employee who believes that possible Misconduct by one or more employees or other representatives of the Adviser has occurred, is ongoing or is about to occur, is encouraged to bring the concern to the attention of the Chief Compliance Officer. A report of possible Misconduct (each, a “Report”) may be made orally or in writing. Any Report involving the possible misconduct of the Chief Compliance Officer must be made to one of the Managing members.

Addressing a Report

Upon receiving a Report, the Chief Compliance Officer will review the information and consider all appropriate actions to address the Report. The Chief Compliance Officer may determine, in his or her discretion, whether or not it is appropriate to investigate the issues raised in the Report and, if so, the course of any investigation.

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